Exhibit 99.1

Orgenesis Reports Revenue Growth of 364% for 2021 and Provides Business Update

Orgenesis to host conference call today at 12:00 PM ET

GERMANTOWN, MD – March 30, 2022 – Orgenesis Inc. (NASDAQ: ORGS) (“Orgenesis” or the “Company”), a global biotech company working to unlock the full potential of cell and gene therapies, today reports its financial results for the year ended December 31, 2021 and provides a business update.

Vered Caplan, CEO of Orgenesis, said, “Orgenesis’ revenues have increased more than four-fold to $35.5 million for 2021 compared to $7.7 million for 2020. In addition, we have already received commitments from customers for future revenues in excess of $30 million for 2022 and $55 million for 2023. The goal of our POCare Platform is to provide life-changing treatments to large numbers of patients through greater capacity and at reduced costs close to the hospital setting. The incumbent industry model of centralized production has resulted in high costs for these therapies, often hundreds of thousands of dollars per patient, which has inhibited uptake by payors and limited availability for patients. In contrast, we believe Orgenesis’ POCare Platform is able to provide autologous cell and gene therapies to patients in need at the point-of-care, which, in turn, are expected to lower costs, streamline logistics, expand capacity, and enhance distribution.”

“Orgenesis remains focused on progressing the POCare Centers located at strategic locations in various countries across North America, Europe, Asia, and the Middle East, which serve as hubs for the respective regions. At the same time, we continue to deliver Orgenesis Mobile Processing Units and Labs (OMPULs) across our POCare Network to expand capacity and availability of a broad range of advanced cell and gene therapies. OMPULs are multi-purpose mobile autonomous good manufacturing practice (GMP) facilities intended to develop, optimize and process cell and gene therapies at the point of care. Importantly, these OMPULs are designed to shorten the implementation time of new capacity from 18-24 months to 3-6 months. Most recently, we announced in January that we have placed our first OMPUL in Spain at Hospital Infantil Universitario Niño Jesús in Madrid. This OMPUL has been designed specifically to process Tumor Infiltrating Lymphocytes (TILs) and Mesenchymal Stem Cells (MSCs). Moreover, we expanded our collaboration with Johns Hopkins to establish a new POCare Center, also known as the Maryland Center for Cell Therapy Manufacturing. Orgenesis has also entered into a collaboration agreement with Tel Aviv Sourasky Medical Center to utilize its Israeli POCare center to support research and validation activities for advanced cell and gene therapies. In addition, our joint venture with Theracell Advanced Biotechnology S.A. (Theracell) in Greece was approved to receive a grant of up to €32 million from the Greek government, subject to compliance with budgetary conditions, spread over five years. In connection with the grant, the project was designated a ‘Priority Investment of Strategic National Importance,’ and has been inducted into Greece’s fast-track licensing and approval process. We believe that this grant and designation are further validation of our unique value proposition. As a result, we now have POCare Centers in various stages of development both in the U.S. (Maryland, Boston and California), and internationally (Belgium, Greece, Slovenia, Israel, Italy, Spain and Korea).”

“In addition, we are advancing our therapeutic pipeline, leveraging grants and our out-licensing partners, while benefitting from service related payments. We have developed a broad platform comprised of 16 core therapeutic technologies, some of which can be utilized for multiple indications, ranging from pre-clinical to early commercial stage, spanning immuno-oncology, anti-viral, metabolic/auto-immune diseases, tissue regeneration and more. As one example, KYSLECEL® is an autologous cell-based product, approved in the United States, that is made from a patient’s own pancreatic islets to regulate blood sugar following total pancreatectomy. KYSLECEL has demonstrated numerous benefits, including reduction in pain, improved quality of life, increased survival, and cost savings for payors. We estimate the potential addressable market for KYSLECEL to be in excess of $500 million in the U.S. alone. In addition to the U.S., we are focused on ‘OMPULizing’ the process for KYSLECEL to European Union (EU) Good Manufacturing Practice (GMP) requirements in anticipation of initiating the first clinical application in the EU, where we plan to collaborate with key islet transplantation/pancreas surgery centers. Our strategy remains consistent – to in-license therapies from leading research centers, hospitals and biotech companies, and out-license such products to pharma and biotech companies, while leveraging our POCare Platform to provide them with development and supply services. Overall, we are gaining significant traction in the market and look forward to providing further updates as we advance both our POCare Platform and therapeutic pipeline.”

Conference Call

The Company plans to host a conference call at 12:00 PM Eastern Time today, March 30, 2022, to discuss the Company’s financial results for the 2021 fiscal year ended December 31, 2021, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code 863051. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2585/45024 or on the Company’s Investor Events section of the website here.

A webcast replay will be available on the Company’s Investor Events section of the website (https://ir.orgenesis.com/overview#/) through Wednesday, March 29, 2023. A telephone replay of the call will be available approximately one hour following the call, through Wednesday, April 13, 2022 and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 45024.

About Orgenesis

Orgenesis is a global biotech company working to unlock the full potential of cell and gene therapies (CGTs) in an affordable and accessible format at the point of care. The Orgenesis POCare Platform is comprised of three enabling components: a pipeline of licensed POCare Therapeutics that are processed and produced in closed, automated POCare Technology systems across a collaborative POCare Network. Orgenesis identifies promising new therapies and leverages its POCare Platform to provide a rapid, globally harmonized pathway for these therapies to reach and treat large numbers of patients at lowered costs through efficient, scalable, and decentralized production. The POCare Network brings together patients, doctors, industry partners, research institutes and hospitals worldwide to achieve harmonized, regulated clinical development and production of the therapies. www.orgenesis.com.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements involve substantial uncertainties and risks and are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, but not limited to, our reliance on, and our ability to grow, our point-of-care cell therapy platform and OMPUL business, our ability to achieve and maintain overall profitability, our ability to manage our research and development programs that are based on novel technologies, our ability to control key elements relating to the development and commercialization of therapeutic product candidates with third parties, the timing of completion of clinical trials and studies, the availability of additional data, outcomes of clinical trials of our product candidates, the potential uses and benefits of our product candidates, our ability to manage potential disruptions as a result of the COVID-19 pandemic, the sufficiency of working capital to realize our business plans and our ability to raise additional capital, the development of our POCare strategy, our trans differentiation technology as therapeutic treatment for diabetes, the technology behind our in-licensed ATMPs not functioning as expected, our ability to further our CGT development projects, either directly or through our JV partner agreements, and to fulfill our obligations under such agreements, our license agreements with other institutions, our ability to retain key employees, our competitors developing better or cheaper alternatives to our products, risks relating to legal proceedings against us and the risks and uncertainties discussed under the heading “RISK FACTORS” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

IR contact for Orgenesis:

Crescendo Communications, LLC

Tel: 212-671-1021

Orgs@crescendo-ir.com

Communications contact for Orgenesis

Image Box Communications

Neil Hunter / Michelle Boxall

Tel +44 (0)20 8943 4685

neil@ibcomms.agency / michelle@ibcomms.agency

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ORGENESIS INC.

CONSOLIDATED BALANCE SHEETS

(U.S. Dollars, in thousands)

	December 31,
	2021	2020
Assets
CURRENT ASSETS:
Cash and cash equivalents	$5,473	$44,923
Restricted cash	501	645
Accounts receivable, net	15,245	3,085
Prepaid expenses and other receivables	1,188	1,070
Grants receivable	3,064	-
Grants receivable	169	169
Inventory	118	185
Total current assets	25,758	50,077
NON CURRENT ASSETS:
Deposits	$363	$296
Investments in associates, net	152	175
Loan to associates	432	-
Loan receivable	821	-
Property, plants and equipment, net	10,271	3,073
Intangible assets, net	11,821	13,023
Operating lease right-of-use assets	1,015	1,474
Goodwill	8,403	8,745
Other assets	805	821
Total non-current assets	34,083	27,607
TOTAL ASSETS	$59,841	$77,684

ORGENESIS INC.

CONSOLIDATED BALANCE SHEETS

(U.S. Dollars, in thousands)

	December 31,
	2021	2020
Liabilities and equity
CURRENT LIABILITIES:
Accounts payable	$5,238	$8,649
Accrued expenses and other payables	485	792
Income tax payable	54	7
Employees and related payables	1,907	1,463
Advance payments on account of grant	1,238	692
Short-term loans and current maturities of long-term loans	-	145
Contract liabilities	59	59
Current maturities of finance leases	18	19
Current maturities of operating leases	481	485
Current maturities of convertible loans	5,885	3,974
Current liabilities of discontinued operations (See Note 3)	-	-
TOTAL CURRENT LIABILITIES	15,365	42,434

LONG-TERM LIABILITIES:
Non-current operating leases	$561	$1,020
Convertible loans	4,854	7,200
Retirement benefits obligation	101	74
Deferred taxes	-	-
Long-term debt and finance leases	41	64
Other long-term liabilities	288	313
TOTAL LONG-TERM LIABILITIES	5,845	8,671
TOTAL LIABILITIES	21,210	24,956
COMMITMENTS
REDEEMABLE NON CONTROLLING INTEREST OF DISCONTINUED OPERATIONS (See Note 3)	-	-
EQUITY:
Common stock of $0.0001 par value, 145,833,334 shares authorized, 24,567,366 and 24,223,093 shares issued as of December 31, 2020 and December 31, 2019, respectively, Outstanding at December 31, 2021 and December 31, 2020: 24,280,799 and 24,167,784 shares, respectively	3	3
Additional paid-in capital	145,916	140,397
Accumulated other comprehensive income	207	748
Treasury stock at December 31, 2020 55,309 shares	(1,266)	(250)
Accumulated deficit	(106,372)	(88,319)
Equity attributable to Orgenesis Inc.	38,488	52,579
Non-controlling interests	143	149
TOTAL EQUITY	38,631	52,728
TOTAL LIABILITIES AND EQUITY	$59,841	$77,684

ORGENESIS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. Dollars, in thousands, except share and per share amounts)

	Year ended December 31,
	2021	2020
Revenues	$31,646	$6,177
Revenues from related party	3,856	1,475
Total revenues	35,502	7,652
Cost of research and development and research and development services, net	36,644	83,986
Amortization of intangible assets	948	478
Selling, general and administrative expenses	14,710	18,973
Operating loss	16,800	95,785
Other income, net	(2,278)	(4)
Loss from extinguishment in connection with convertible loan	1,865	-
Financial expenses, net	1,292	1,061
Share in net income of associated companies	272	(106)
Loss from continuing operation before income taxes	17,951	96,736
Tax income	108	(1,609)
Net loss from continuing operation	18,059	95,127
Net loss (income) from discontinued operations, net of tax	-	(95,706)
Net loss (income)	$18,059	$(579)
Net loss attributable to non-controlling interests (including redeemable) from continuing operation	(6)	(39)
Net loss attributable to non-controlling interests (including redeemable) from discontinued operations	-	(492)
Net loss (income) attributable to Orgenesis Inc.	$18,053	$(1,110)
Loss (income) per share:
Basic and diluted from continuing operations	$0.74	$4.46
Basic and diluted from discontinued operations	$-	$(4.75)
Basic and diluted	$0.74	$(0.29)

Weighted average number of shares used in computation of Basic and Diluted loss per share:
Basic and diluted	24,273,658	21,320,314

Comprehensive loss (income):
Net loss from Continuing Operation	$18,059	$95,127
Net loss (income) from Discontinued Operations, Net of Tax	-	(95,706)
Other Comprehensive (income) loss – Translation adjustment	541	(341)
Release of translation adjustment due to sale of subsidiary	-	(194)
Comprehensive loss (income)	$18,600	$(1,114)
Comprehensive loss attributed to non-controlling interests (including redeemable)	(6)	(39)
Comprehensive loss attributed to non-controlling interests (including redeemable) from discontinued operations	-	(492)
Comprehensive loss (income) attributed to Orgenesis Inc.	$18,594	$(1,645)